Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Third Quarter Results

ARLINGTON, Va., Tuesday, October 27, 2009—Virginia Commerce Bancorp, Inc. (the “Company”) (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported a net loss of $31.1 million, or $1.17 per diluted common share, for the third quarter of 2009, compared with earnings of $2.7 million, or $0.10 per diluted common share, for the same period in 2008. The third quarter loss was primarily due to $49.0 million in provisions for loan losses versus $8.3 million for the three months ended September 30, 2008, and a $9.1 million loss on other real estate owned. Total non-performing assets and loans 90+ days past due decreased $16.1 million from June 30, 2009, and net-charge-offs of $17.9 million were taken during the quarter. With this increase in provisions, the allowance for loan losses rose from 1.72% of total loans as of June 30, 2009, to 3.15% as of September 30, 2009.

Peter A. Converse, Chief Executive Officer, commented, “We are pleased to report ongoing progress in reducing non-performing assets and loans 90+ days past due, as the total has declined for two consecutive quarters from $162.1 million as of March 31, 2009, to $123.5 million this quarter-end.  For the current quarter, non-accrual loans decreased $20.9 million and loans 90+ days past due decreased $3.3 million, while other real estate owned increased by $8.2 million.  Management remains cautiously optimistic that asset quality will continue to improve.”

Converse continued, “Improving credit metrics undoubtedly are being achieved at the expense of increased loan loss reserve provisioning and charge-offs, as we remain focused on aggressive problem loan resolution.  In analyzing the level of our reserves relative to existing problem credits, peer group coverage ratios and the uncertain pace of economic recovery, we determined that increasing reserves with a provision of $49 million was warranted. While that provision significantly impacted earnings, it more than doubled our non-performing loan coverage ratio to 80.5%, which we feel provides adequate cushion.  It should not be interpreted, however, as an indication of heightened concern by management about large, imminent losses or increasing deterioration in the loan portfolio. Rather, management felt it was a prudent risk management measure that positions our Bank in line with current industry and peer standards.”

“Despite the substantive costs of working out problem loans, we are encouraged by the strength of our core operating earnings, which have increased over the last two quarters from $9.6 million in the first quarter to $12.0 million this quarter.  We expect that these earnings will remain in the $10-12 million range for the foreseeable future and consider them indicative of our bottom line potential once we get beyond our credit issues.  Contributing to core earnings performance has been a rising net interest margin, which increased sequentially from 3.35% to 3.52%.  The improving margin in turn has benefited from continued improvement in our deposit mix.  Certificates of deposit as a percent of total deposits have declined further, from a high of 67.2% at year-end 2008, to 49.9% this quarter, as we enjoy greater success in generating lower cost deposits.  Core earnings also continue to benefit from vigilant cost containment, exclusive of collection costs.”

Converse concluded, “The loss this quarter is disappointing to say the least.  However, it has enabled us to raise the allowance for loan losses to a level that provides prudent coverage of the risk in our non-performing loans and overall portfolio, thereby positioning us for a quicker return to profitability. While absorbing losses year-to-date in addressing problem loans and building reserves, the Company has remained well-capitalized with the Tier 1 capital ratio at 11.53% and the total qualifying capital ratio at 12.78% as of September 30.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net (Loss) Income

For the three months ended September 30, 2009, the Company recorded a net operating loss of $29.9 million. After an effective dividend of $1.2 million to the U.S. Treasury on preferred stock, the Company reported a net loss to common stockholders of $31.1 million, or $1.17 per diluted common share, compared to earnings of $2.7 million, or $0.10 per diluted common share, in the third quarter of 2008. For the nine months ended September 30, 2009, the Company reported a net loss to common stockholders of $40.8 million compared to earnings of $11.7 million for the same period in 2008. Earnings for both the three and nine-month periods were significantly impacted by loan loss provisions of $49.0 million and $80.8 million, respectively, taken in consideration of the level of non-performing assets and $47.2 million in net charge-offs in 2009. Earnings were also impacted by a $9.1 million loss on other real estate owned.

Before taxes, loan loss provisions and losses on other real estate owned, core operating earnings for the three months ended September 30, 2009, of $12.0 million were down slightly compared to $12.2 million for the three months ended September 30, 2008. However, on a sequential basis, core operating earnings were up $1.6 million compared to $10.4 million for the three months ended June 30, 2009, and are up $2.4 million compared to core operating earnings of $9.6 million for the three months ended March 31, 2009. This positive trend is due to continued strong operating expense controls and improvement in the net interest margin.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $49.0 million for the three months ended September 30, 2009, compared to $8.3 million in the same period in 2008, as non-performing assets and loans 90+ days past due increased from $85.3 million at September 30, 2008, to $123.5 million at September 30, 2009. For the nine months ended September 30, 2009, provisions totaled $80.8 million compared to $16.1 million for the nine months ended September 30, 2008, with 2009 year-to-date net charge-offs of $47.2 million compared to $5.7 million in 2008. As a result, the coverage of loan loss reserves to non-performing loans rose from 35.0% at June 30, 2009, to 80.5% as of this quarter-end, and the allowance for loan losses increased from 1.72% of total loans to 3.15%. The significant quarterly increase in reserves is not an indication of heightened concern or expectations of further credit deterioration. Rather, it is an attempt to increase the coverage ratio on a one-time basis relative to the current level of non-performing loans and in recognition of continued economic uncertainty in regard to the commercial real estate market. Progress with respect to management’s commitment to aggressive problem loan resolution continues, as total non-performing assets and loans 90+ days past due declined by $16.1 million during the quarter from $139.6 million, or 5.17% of total assets, to $123.5 million, or 4.52% of total assets. Non-accrual loans decreased by $20.9 million, loans 90+ days past due decreased by $3.3 million and other real estate owned (foreclosed properties) increased by $8.2 million. Although loans past due 30 to 89 days increased $11.6 million during the quarter to $30.9 million, they remain significantly lower from their peak level of $55.7 million at March 31, 2009. Approximately 28% of loans past due 30 to 89 days relate to a single non-farm, non-residential credit.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of September 30, 2009, $48.7 million, or 56.0%, of non-performing loans represented acquisition, development and construction loans, $19.1 million, or 21.9%, represented non-farm, non-residential loans, $9.9 million, or 11.4%, represented commercial and industrial loans and $9.1 million, or 10.5%, represented loans on one-to-four family residential properties.

Charge-offs of $17.9 million for the quarter were up $1 million sequentially and primarily related to the write-down to current fair market value of acquisition, development and construction loans of $4.9 million and commercial and industrial loans of $12.2 million.  The acquisition, development and construction loan write-down was in anticipation of pending sale contracts and/or foreclosures over the next quarter.  The commercial and industrial loan write-down was attributed primarily to an $8.4 million charge-off relating to participation in a rapidly deteriorating shared national credit engaged in the development of continuing care retirement communities and a $3.6 million charge-off relating to the auction of heavy construction equipment financed for a site development contractor and the subsequent restructuring of related loans.

Net Interest Income

Net interest income for the third quarter of $23.4 million was up $1.5 million, or 6.8% over the same quarter last year, due to overall balance sheet growth, and an increase in the net interest margin from 3.38% in the third quarter of 2008 to 3.52% for the current three-month period. Year-to-date net interest income of $66.2 million was up 6.6%, compared to $62.1 million for the same period in 2008. On a sequential basis, net interest income increased $1.4 million as the net interest margin rose seventeen basis points from 3.35% in the second quarter of 2009, primarily due to a twenty-two basis point drop in the cost of interest-bearing liabilities as the yield on earning assets remained unchanged. This drop in the cost of funds is due to significant reductions in the level of time deposits, increased levels of demand deposits and increased levels of lower rate interest-bearing transaction accounts.

Year-over-year, the net interest margin was unchanged at 3.34%, as yields on loans are down 86 basis points due to reductions in the prime rate and increases in the level of non-performing loans, while the cost of interest-bearing liabilities are down 89 basis points due to the changes noted above in the funding mix. With market rates expected to remain mostly unchanged through the remainder of 2009, Management anticipates the fourth quarter margin to average from 3.50% to 3.60%.

Non-Interest Income

For the three months ended September 30, 2009, non-interest income reflects a loss of $7.6 million compared to $1.6 million in income in the same period of 2008 due to a $9.1 million loss on other real estate owned and a $280 thousand impairment loss on securities. The $9.1 million OREO loss resulted from carrying value write-downs of four land development assets, based on pending sales contracts/offers due to settle this fourth quarter or the first quarter of next year. These losses are consistent with management’s commitment to aggressive disposition of OREO, rather than land banking assets with uncertain future upside potential. Excluding these losses, non-interest income rose $195 thousand quarter-over-quarter with the majority of the increase in fees and net gains on mortgage loans held-for-sale. Results were similar on a year-over-year basis with non-interest income increasing $742 thousand, excluding the $9.1 million loss on other real estate owned and $418 thousand in impairment losses on securities, due again to higher levels of fees and net gains on mortgage loans held-for-sale.

Non-Interest Expense

Non-interest expense increased $1.7 million, or 14.8%, from $11.3 million in the third quarter of 2008, to $12.9 million, and was up $6.3 million, or 18.9%, for the nine months ended September 30, 2009, to $39.5 million. Compared to the second quarter of 2009, non-interest expense is down $664 thousand.  The majority of the year-over-year increases were due to significantly higher FDIC insurance premiums, including a special one-time assessment of $1.2 million in the second quarter of 2009, as well as higher legal and professional services expenses associated with the resolution of non-performing loans and OREO. As a result of these increases in expenses, the efficiency ratio rose from 47.9% in the third quarter of 2008 to 52.1% in the current period. Sequentially, the ratio improved from 56.7%.

Loans

Over the past twelve months, loans, net of allowance for loan losses, decreased $78.5 million, or 3.5%, to $2.15 billion, as non-farm, non-residential real estate loans increased $67.2 million, or 6.7%, and one-to-four family residential loans increased $69.7 million, or 21.2%, while real estate construction loans fell by

$155.8 million, or 26.2%, and commercial and industrial loans were down 10.3%. Since December 31, 2008, net loans are down $118.8 million, or 5.3%, with non-farm non-residential loans up $59.0 million, construction loans down $146.6 million, and one-to-four family residential loans for portfolio up $41.4 million. In addition, one-to-four family residential loans originated for sale totaled $30.4 million for the quarter ended September 30, 2009, and $156.3 million year-to-date, compared to $17.2 million and $61.5 million for the same periods in 2008.  This contributed to the gain in non-interest income as noted earlier.

Year-to-date loan production has been negatively impacted by declining economic activity and demand in both the business and consumer sectors, a reallocation of personnel resources to problem loan identification and resolution and a strategic decision to moderate loan growth in the face of an uncertain economy and heightened risk factors.  Going forward, lending efforts will be focused on building greater market share in commercial and industrial lending, especially in sectors forecast for growth, such as government contract lending and select service industries with strategic hiring, marketing campaigns and calling efforts.

Deposits

Year-over-year, deposits increased $79.0 million, or 3.7%, from $2.1 billion to $2.2 billion, with demand deposits increasing $21.9 million, or 10.6%, savings and interest-bearing demand deposits increasing by $354.9 million, or 166.1%, and time deposits falling $297.9 million, or 21.1%. Sequentially, deposits were up $43.3 million, or 2.0%, with demand deposits decreasing by $11.3 million, time deposits decreasing by $77.1 million, and savings and interest-bearing demand accounts growing $131.7 million. That increase was due primarily to success with the Company’s MEGA Savings and MEGA Checking accounts. The declines in time deposits are reflective of lower loan volume and a strategy to reduce the Bank’s historically heavy reliance on certificates of deposit as a funding source with deposit gathering efforts and cross-selling activities focused on demand deposits, savings and interest-bearing demand accounts. The proportionate share of time deposits to total deposits has declined from 67.2% at year-end 2008 to 49.9% as of September 30, 2009. It is expected that the percentage share of time deposits will further decline to 45.0% or less by year-end, including a planned reduction in brokered certificates of deposit from $60.1 million at September 30, 2009, to approximately $30 million.

Repurchase Agreements and Fed Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Fed funds purchased decreased $12.5 million, or 6.3%, year-over-year, to $185.5 million at September 30, 2009. Since December 31, 2008, this funding source is down $2.4 million.

Investment Securities

Investment securities increased $51.2 million, or 16.1%, from $317.9 million at September 30, 2008, to $369.1 million at September 30, 2009, and were up $48.2 million sequentially from the second quarter. The majority of the current period and year-over-year increase in securities was concentrated in U.S. Government agency debt obligations and mortgage-backed securities. The portfolio also contains four pooled trust preferred collateralized debt obligations totaling $8.9 million, for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Based on the most recent analysis, the Bank recorded a total impairment loss of $280 thousand for the third quarter on two of the four pools.

Capital Levels and Stockholders’ Equity

Stockholders’ equity increased $37.6 million, or 21.1%, from $178.4 million at September 30, 2008, to $216.0 million at September 30, 2009, with the issuance of $71 million in preferred stock to the U.S. Treasury under the Treasury’s Capital Purchase Program, and a net loss to common stockholders of $39.7 million over the twelve-month period. In connection with the issuance of the preferred stock, the Company also issued warrants to purchase an aggregate of 2.7 million shares of common stock to the Treasury. As a result of this overall increase in stockholders’ equity, the Company’s Tier 1 Capital ratio increased from 10.21% at September 30, 2008, to 11.53% as of September 30, 2009, and its total qualifying capital ratio increased from 11.59% to 12.78%. Sequentially, the Tier 1 ratio declined from 12.72% and the total qualifying ratio decreased from 13.97%.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on October 27, 2009, at 11:00 a.m. Eastern Daylight Time to discuss the third quarter 2009 financial results. The public is invited to listen to this conference call by dialing 866-244-4576 at least 10 minutes prior to the call.

A replay of the conference call will be available from 12:00 p.m. Eastern Daylight Time on October 27, 2009, until 11:59 p.m. Eastern Standard Time on November 3, 2009. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1406981.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-seven branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income before losses on OREO. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Please refer to our Annual Report on Form 10-K for the year-ended December 31, 2008, for a discussion of these factors. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Summary Operating Results:
Interest and dividend income	$37,623	$40,567	-7.3%	$112,360	$121,030	-7.2%
Interest expense	14,219	18,658	-23.8%	46,199	58,942	-21.6%
Net interest and dividend income	23,404	21,909	6.8%	66,161	62,088	6.6%
Provision for loan losses	49,000	8,300	490.4%	80,813	16,068	402.9%
Non-interest income	(7,573)	1,597	-574.2%	(3,804)	4,957	-176.7%
Non-interest expense	12,922	11,258	14.8%	39,531	33,256	18.9%
(Loss) income before income taxes	(46,091)	3,948	-1267.5%	(57,987)	17,721	-427.2%
Net (loss) income	$(29,887)	$2,673	-1218.1%	$(37,480)	$11,742	-419.2%
Effective dividend on preferred stock	1,251	—	N/A	3,288	—	N/A
Net (loss) income available to common stockholders	$(31,138)	$2,673	-1264.9%	$(40,768)	$11,742	-447.2%

Performance Ratios:
Return on average assets	-4.34%	0.40%		-1.83%	0.61%
Return on average equity	-49.33%	5.98%		-20.36%	8.91%
Net interest margin	3.52%	3.38%		3.34%	3.34%
Efficiency ratio (1)	52.11%	47.89%		55.42%	49.60%

Per Share Data:
Net (loss) income per common share-basic	$(1.17)	$0.10	-1270.0%	$(1.53)	$0.44	-447.7%
Net (loss) income per common share-diluted	$(1.17)	$0.10	-1270.0%	$(1.53)	$0.43	-455.8%
Average number of shares outstanding:
Basic	26,694,898	26,566,711		26,691,490	26,550,757
Diluted	26,925,625	27,059,996		26,974,070	27,183,397

	As of September 30,
	2009	2008	% Change	6/30/09	3/31/09
Selected Balance Sheet Data:
Loans, net	$2,154,252	$2,232,779	-3.5%	$2,217,945	$2,243,960
Investment securities	369,059	317,862	16.1%	309,090	339,721
Assets	2,734,112	2,661,688	2.7%	2,699,494	2,772,888
Deposits	2,234,804	2,155,842	3.7%	2,191,473	2,239,365
Stockholders’ equity	215,994	178,357	21.1%	243,013	249,868
Book value per common share	$5.43	$6.71	-19.1%	$6.44	$6.70

Capital Ratios:
Tier 1 capital:
Company	11.53%	10.21%		12.72%	12.95%
Bank	11.48%	10.32%		12.68%	13.07%
Total qualifying capital:
Company	12.78%	11.59%		13.97%	14.35%
Bank	12.73%	11.57%		13.93%	14.32%
Tier 1 leverage:
Company	10.21%	9.11%		11.18%	11.31%
Bank	10.17%	9.23%		11.35%	11.44%
Tangible common equity:
Company	5.30%	6.70%		6.37%	6.45%
Bank	10.20%	9.08%		11.34%	11.35%

(1)         Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income before losses on other real estate owned.

	As of September 30,
	2009	2008	6/30/09	3/31/09

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$9,792	$9,944	$12,259	$10,433
Real estate-one-to-four family residential:
Closed end first and seconds	6,846	98	3,843	735
Home equity lines	781	320	494	319
Total Real estate-one-to-four family residential	$7,627	$418	$4,337	$1,054
Real estate-non-farm, non-residential:
Owner Occupied	9,703	2,511	6,462	6,319
Non-owner occupied	9,152	411	8,460	792
Total Real estate-non-farm, non-residential	$18,855	$2,922	$14,922	$7,111
Real estate-construction:
Residential-Owner Occupied	2,389	3,981	2,389	5,115
Residential-Builder	36,886	32,701	53,251	67,274
Commercial	9,457	21,710	18,955	34,829
Total Real estate-construction:	$48,732	$58,392	$74,595	$107,218
Consumer	187	2	23	(2)
Total Non-accrual loans	$85,193	$71,678	$106,136	$125,814
OREO	36,402	6,002	28,198	12,455
Total non-performing assets	$121,595	$77,680	$134,334	$138,269

Loans 90+ days past due and still accruing:
Commercial	$150	$699	$251	$1,810
Real estate-one-to-four family residential:
Closed end first and seconds	—	165	482	4,032
Home equity lines	—	—	—	184
Total Real estate-one-to-four family residential	$—	$165	$482	$4,216
Real estate-multi-family residential	1,506	—	1,506	—
Real estate-non-farm, non-residential:
Owner Occupied	—	—	—	363
Non-owner occupied	249	—	703	8,807
Total Real estate-non-farm, non-residential	$249	$—	$703	$9,170
Real estate-construction:
Residential-Owner Occupied	—	—	—	—
Residential-Builder	—	6,693	2,290	8,594
Commercial	—	—	—	—
Total Real estate-construction:	$—	6,693	$2,290	$8,594
Consumer	—	24	—	—
Total loans 90+ days past due and still accruing	$1,905	$7,581	$5,232	$23,790

Total non-performing assets and past due loans	$123,500	$85,261	$139,566	$162,059

Non-performing assets
to total loans:	5.46%	3.42%	5.94%	6.05%
to total assets:	4.45%	2.92%	4.98%	4.99%
Non-performing assets and past due loans
to total loans:	5.54%	3.76%	6.17%	7.09%
to total assets:	4.52%	3.20%	5.17%	5.84%
Allowance for loan losses to total loans	3.15%	1.44%	1.72%	1.64%
Allowance for loan losses to non-performing loans	80.50%	41.17%	35.00%	25.06%

Total allowance for loan loss	$70,114	$32,634	$38,978	$37,494
Total provisions for loan losses	$80,813	$16,068	$31,813	$13,390

	As of September 30,
	2009	2008	6/30/09	3/31/09
Loans 30 to 89 days past due:
Commercial	$2,728	$1,779	$3,442	$1,999
Real estate-one-to-four family residential:
Closed end first and seconds	2,950	325	6,317	7,120
Home equity lines	42	150	559	89
Total Real estate-one-to-four family residential	$2,992	$475	$6,876	$7,209
Real estate-multi-family residential	—	—	—	1,506
Real estate-non-farm, non-residential:
Owner Occupied	5,779	1,774	3,932	6,911
Non-owner occupied	16,447	1,787	4,749	8,034
Total Real estate-non-farm, non-residential	$22,226	$3,561	$8,681	$14,945
Real estate-construction:
Residential-Owner Occupied	829	—	—	5,470
Residential-Builder	1,554	8,248	—	11,027
Commercial	336	2,214	—	13,264
Total real estate-construction:	$2,719	$10,462	$—	$29,761
Farmland	—	—	—	—
Consumer	212	149	244	310
Total loans 30 to 89 days past due	$30,877	$16,426	$19,243	$55,730

Net charge-offs:
Commercial	$15,350	$1,979	$3,176	$2,097
Real estate-one-to-four family residential:
Closed end first and seconds	1,405	623	1,156	115
Home equity lines	961	162	824	826
Total Real estate-one-to-four family residential	$2,366	$785	$1,980	$941
Real estate-multi-family residential	—	95	—	—
Real estate-non-farm, non-residential:
Owner Occupied	468	—	211	211
Non-owner occupied	58	—	—	—
Total Real estate-non-farm, non-residential	$526	$—	$211	$211
Real estate-construction:
Residential-Owner Occupied	702	—	702	40
Residential-Builder	17,100	2,519	12,896	3,542
Commercial	10,946	—	10,223	5,509
Total real estate-construction:	$28,748	$2,519	$23,821	$9,091
Farmland	—	—	—	—
Consumer	184	316	122	31
Total net charge-offs	$47,174	$5,694	$29,310	$12,371
Net charge-offs to average loans outstanding	2.06%	0.27%	1.27%	0.53%

	As of September 30,
	2009	2008	% Change	6/30/09	% Change
Loan Portfolio:
Commercial	$239,895	$267,296	-10.3%	$259,812	-7.7%
Real estate-one to four family residential:
Closed end first and seconds	264,398	214,383	23.3%	236,523	11.8%
Home equity lines	134,295	114,671	17.1%	133,176	0.8%
Total Real estate-one-to-four family residential	$398,693	$329,054	21.2%	$369,699	7.8%
Real estate-multifamily residential	68,002	65,661	3.6%	69,616	-2.3%
Real estate-non-farm, non-residential:
Owner Occupied	430,173	416,437	3.3%	428,372	0.4%
Non-owner occupied	640,136	586,688	9.1%	613,825	4.3%
Total Real estate-non-farm, non-residential	$1,070,309	$1,003,125	6.7%	$1,042,197	2.7%
Real estate-construction:
Residential-Owner Occupied	13,645	22,733	-40.0%	23,047	-40.8%
Residential-Builder	235,358	315,723	-25.5%	259,370	-9.3%
Commercial	189,431	255,756	-25.9%	223,916	-15.4%
Total Real estate-construction:	$438,434	$594,212	-26.2%	$506,333	-13.4%
Farmland	2,678	2,413	10.9%	2,678	-.04%
Consumer	10,191	8,477	20.2%	10,532	-3.2%
Total loans	$2,228,202	$2,270,238	-1.9%	$2,260,867	-1.4%
Less unearned income	3,836	4,825	-20.5%	3,944	-2.7%
Less allowance for loan losses	70,114	32,634	114.8%	38,978	79.9%
Loans, net	$2,154,252	$2,232,779	-3.5%	$2,217,945	-2.9%

	As of September 30, 2009
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$18,993	7.6%	$—	—	-0.1%
Montgomery, MD	9,660	3.9%	3,583	1.4%	0.9%
Prince Georges, MD	24,212	9.7%	—	—	1.9%
Other Counties in MD	4,879	2.0%	—	—	0.4%
Arlington/Alexandria, VA	45,077	18.1%	5,632	2.3%	—
Fairfax, VA	62,112	24.9%	11,387	4.6%	1.2%
Culpeper/Fauquier	1,025	0.4%	200	0.1%	0.1%
Frederick	13,131	5.3%	6,750	2.7%	0.8%
Henrico, VA	—	0.0%	—	—	0.1%
Loudoun, VA	27,436	11.0%	770	0.3%	0.3%
Prince William, VA	12,224	4.9%	2,951	1.2%	0.8%
Spotsylvania, VA	871	0.3%	—	—	—
Stafford, VA	22,421	9.0%	4,898	2.0%	—
Other Counties in VA	6,852	2.8%	3,104	1.2%	0.3%
Outside VA, MD & DC	110	0.04%	—	—	0.4%
	$249,003	100.0%	$39,275	15.8%	7.1%

	As of September 30, 2009
Commercial, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$12,798	6.8%	$—	—	—
Montgomery, MD	1,413	0.7%	—	—	—
Prince Georges, MD	10,374	5.5%	—	—	—
Other Counties in MD	7,749	4.1%	—	—	—
Arlington/Alexandria, VA	9,312	4.9%	—	—	—
Fairfax, VA	15,651	8.3%	—	—	5.8%
Henrico, VA	807	0.4%	—	—	—
Loudoun, VA	34,688	18.3%	7,197	3.8%	—
Prince William, VA	51,805	27.3%	2,260	1.2%	—
Spotsylvania, VA	10,138	5.4%	—	—	—
Stafford, VA	27,937	14.7%	—	—	—
Other Counties in VA	6,759	3.6%	—	—	—
	$189,431	100.0%	$9,457	5.0%	5.8%

	As of September 30, 2009
Non-Farm/Non-Residential By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$54,649	5.1%	$—	—	—
Montgomery, MD	34,057	3.2%	—	—	—
Prince Georges, MD	50,654	4.7%	1,180	0.01%	—
Other Counties in MD	48,439	4.5%	—	—	—
Arlington/Alexandria, VA	173,479	16.2%	4,138	0.4%	0.02%
Fairfax, VA	261,090	24.4%	5,088	0.5%	—
Culpeper/Fauquier	1,658	0.2%	—	—	—
Henrico, VA	31,306	2.9%	—	—	—
Loudoun, VA	111,546	10.4%	1,769	0.2%	0.02%
Prince William, VA	187,918	17.6%	2,888	0.3%	0.01%
Spotsylvania, VA	12,868	1.2%	—	—	—
Stafford, VA	22,107	2.1%	—	—	—
Other Counties in VA	70,740	6.6%	3,792	0.4%	—
Outside VA, MD & DC	9,798	0.9%	—	—	—
	$1,070,309	100.0%	$18,855	1.8%	0.05%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, $28.2 million will mature in the fourth quarter of 2009, $48.5 million in 2010, $42.2 million in 2011 and $72.8 million in 2012.

	As of September 30,
	2009	2008	% Change	6/30/09	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$263,871	$246,619	7.0%	$204,896	28.8%
Domestic corporate debt obligations	3,084	4,374	-29.5%	1,864	65.5%
Obligations of states and political subdivisions	42,585	28,545	49.2%	40,219	5.9%
	$309,540	$279,538	10.7%	$246,979	25.3%
Held-to-maturity:
U.S. Government Agency obligations	$13,574	$19,772	-31.3%	$15,258	-11.0%
Obligations of states and political subdivisions	45,945	18,552	147.7%	46,853	-1.9%
	$59,519	$38,324	55.3%	$62,111	-4.2%

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of September 30,

(Unaudited)

	2009	2008
Assets
Cash and due from banks	$25,760	$31,354
Fed funds sold	56,413	—
Interest-bearing deposits with other banks	—	1,184
Securities (fair value: 2009, $370,417; 2008, $318,132)	369,059	317,862
Restricted stocks	11,751	9,276
Loans held-for-sale	2,285	4,547
Loans, net of allowance for loan losses of $70,114 in 2009 and $32,634 in 2008	2,154,252	2,232,779
Bank premises and equipment, net	14,150	13,947
Accrued interest receivable	10,359	11,165
Other real estate owned	36,402	6,002
Other assets	53,681	33,572
Total assets	$2,734,112	$2,661,688
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$228,395	$206,527
Savings and interest-bearing demand deposits	891,568	536,620
Time deposits	1,114,841	1,412,695
Total deposits	$2,234,804	$2,155,842
Securities sold under agreement to repurchase and federal funds purchased	185,531	198,009
Other borrowed funds	25,000	50,000
Trust preferred capital notes	65,993	65,736
Accrued interest payable	5,048	7,360
Other liabilities	1,742	6,384
Total liabilities	$2,518,118	$2,483,331
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 liquidation value; 71,000 issued and outstanding	$63,630	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2009, 26,695,810; 2008, 26,566,711	26,696	26,567
Surplus	96,359	95,678
Warrants	8,520	—
Retained earnings	19,766	59,450
Accumulated other comprehensive income (loss), net	1,023	(3,338)
Total stockholders’ equity	$215,994	$178,357
Total liabilities and stockholders’ equity	$2,734,112	$2,661,688

Virginia Commerce Bancorp, Inc.

 Consolidated Statements of Income

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest and dividend income:
Interest and fees on loans	$33,707	$36,329	$100,336	$108,155
Interest and dividends on investment securities:
Taxable	3,366	3,792	10,523	11,340
Tax-exempt	426	339	1,177	908
Dividend on restricted stocks	97	67	265	259
Interest on deposits with other banks	—	38	—	140
Interest on federal funds sold	27	2	59	228
Total interest and dividend income	$37,623	$40,567	$112,360	$121,030
Interest expense:
Deposits	$11,649	$16,173	$39,076	$51,510
Securities sold under agreement to repurchase and federal funds purchased	1,022	1,376	2,477	4,477
Other borrowed funds	272	426	806	890
Trust preferred capital notes	1,276	683	3,840	2,065
Total interest expense	$14,219	$18,658	$46,199	$58,942
Net interest income:	$23,404	$21,909	$66,161	$62,088
Provision for loan losses	49,000	8,300	80,813	16,068
Net interest income after provision for loan losses	$(25,596)	$13,609	$(14,652)	$46,020
Non-interest income:
Service charges and other fees	$893	$1,027	$2,683	$2,893
Non-deposit investment services commissions	165	164	444	513
Fees and net gains on loans held-for-sale	615	363	2,374	1,214
Loss on other real estate owned	(9,085)	—	(9,085)	—
Impairment loss on securities	(280)	—	(418)	—
Other	119	43	198	337
Total non-interest income	$(7,573)	$1,597	$(3,804)	$4,957
Non-interest expense:
Salaries and employee benefits	$5,645	$5,903	$17,260	$17,612
Occupancy expense	2,466	2,211	7,670	6,525
Data processing expense	598	528	1,774	1,609
Other operating expense	4,213	2,616	12,827	7,510
Total non-interest expense	$12,922	$11,258	$39,531	$33,256
(Loss) income before taxes	$(46,091)	$3,948	$(57,987)	$17,721
(Benefit) provision for income taxes	(16,204)	1,275	(20,507)	5,979
Net (loss) income	$(29,887)	$2,673	$(37,480)	$11,742
Effective dividend on preferred stock	1,251	—	3,288	—
Net (loss) income available to common stockholders	$(31,138)	$2,673	$(40,768)	$11,742

(Loss) earnings per common share, basic	$(1.17)	$0.10	$(1.53)	$0.44
(Loss) earnings per common share, diluted	$(1.17)	$0.10	$(1.53)	$0.43

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended September 30,

(Unaudited)

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$327,690	$3,792	4.78%	$329,811	$4,131	5.13%
Restricted Stock	11,752	97	3.29%	7,985	67	3.37%
Loans, net of unearned income (2)	2,266,294	33,707	5.91%	2,250,390	36,329	6.42%
Interest-bearing deposits in other banks	89	—	0.09%	4,348	38	3.45%
Federal funds sold	48,725	27	0.21%	413	2	1.80%
Total interest-earning assets	$2,654,550	$37,623	5.65%	$2,592,947	$40,567	6.23%
Other assets	78,765			67,511
Total Assets	$2,733,315			$2,660,458

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$238,988	$728	1.21%	$173,396	$776	1.77%
Money market accounts	162,353	593	1.45%	208,711	1,380	2.62%
Savings accounts	432,362	2,111	1.94%	184,480	1,245	2.68%
Time deposits	1,141,571	8,217	2.86%	1,379,898	12,772	3.67%
Total interest-bearing deposits	$1,975,274	$11,649	2.34%	$1,946,485	$16,173	3.30%
Securities sold under agreement to repurchase and federal funds purchased	192,538	1,022	2.11%	224,384	1,376	2.43%
Other borrowed funds	25,000	272	4.25%	50,000	426	3.33%
Trust preferred capital notes	65,962	1,276	7.57%	41,602	683	6.42%
Total interest-bearing liabilities	$2,258,774	$14,219	2.50%	$2,262,471	$18,658	3.27%
Demand deposits and other liabilities	234,187			220,630
Total liabilities	$2,492,961			$2,483,101
Stockholders’ equity	240,354			177,357
Total liabilities and stockholders’ equity	$2,733,315			$2,660,458
Interest rate spread			3.15%			2.96%
Net interest income and margin		$23,404	3.52%		$21,909	3.38%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.3 million and $1.2 million for the three months ended September 30, 2009, and 2008, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Nine Months Ended September 30,

(Unaudited)

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$326,009	$11,700	4.73%	$322,940	$12,248	5.18%
Restricted stock	11,534	265	3.07%	7,005	259	4.95%
Loans, net of unearned income (2)	2,290,830	100,336	5.87%	2,144,115	108,155	6.73%
Interest-bearing deposits in other banks	89	—	0.11%	6,336	140	2.93%
Federal funds sold	39,197	59	0.20%	14,685	228	2.04%
Total interest-earning assets	$2,667,659	$112,360	5.66%	$2,495,081	$121,030	6.49%
Other assets	66,472			56,128
Total Assets	$2,734,131			$2,551,209

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$220,039	$2,054	1.25%	$162,458	$1,977	1.62%
Money market accounts	157,718	1,743	1.48%	209,104	4,473	2.85%
Savings accounts	326,744	5,271	2.16%	176,780	4,053	3.05%
Time deposits	1,275,712	30,008	3.14%	1,314,207	41,008	4.16%
Total interest-bearing deposits	$1,980,213	$39,076	2.64%	$1,862,549	$51,510	3.68%
Securities sold under agreement to repurchase and federal funds purchased	188,575	2,477	1.76%	229,955	4,477	2.59%
Other borrowed funds	25,000	806	4.25%	33,485	890	3.49%
Trust preferred capital notes	65,898	3,840	7.68%	40,538	2,065	6.69%
Total interest-bearing liabilities	$2,259,686	$46,199	2.73%	$2,166,527	$58,942	3.62%
Demand deposits and other liabilities	228,315			209,216
Total liabilities	$2,488,001			$2,375,743
Stockholders’ equity	246,130			175,466
Total liabilities and stockholders’ equity	$2,734,131			$2,551,209
Interest rate spread			2.93%			2.87%
Net interest income and margin		$66,161	3.34%		$62,088	3.34%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $3.0 million and $3.9 million for the nine months ended September 30, 2009, and 2008, respectively.